Exhibit 99.1

FOR INVESTOR INQUIRIES, CONTACT:

Robert Houghton, Vice President – Investor Relations and Treasury

Email: robert.houghton@chrobinson.com

FOR MEDIA INQUIRIES, CONTACT:

Kristin Marchiafava, Director of Public Relations

Email: kristin.marchiafava@chrobinson.com

Robert Biesterfeld to Succeed John Wiehoff as Chief Executive Officer of C.H. Robinson

Minneapolis, Minnesota, February 11, 2019 — C.H. Robinson (NASDAQ: CHRW) announced today that Robert (“Bob”) Biesterfeld, currently the Company’s Chief Operating Officer, has been named Chief Executive Officer. As part of a long-planned succession process managed by C.H. Robinson’s Board of Directors, Biesterfeld was named COO in March 2018. Biesterfeld has also been nominated to stand for election to the C.H. Robinson Board of Directors. Current Chairman and CEO John Wiehoff will remain Chairman of the Board following this succession. Scott Anderson, current C.H. Robinson Board member, will become the Lead Independent Director. All moves will become effective on May 9, 2019, coinciding with our annual meeting of shareholders.

“On behalf of the Board of Directors, I would like to congratulate Bob on this career achievement. Bob is an exceptional leader who is committed to C.H. Robinson’s culture and core values. We are confident in his ability to extend Robinson’s long track record of success,” said Anderson. “We would also like to thank John for his extraordinary leadership as CEO of Robinson over the past 17 years. During his tenure as CEO, C.H. Robinson total revenues have increased over 500 percent to $16.6 billion. This strong performance has translated into strong stock price performance, with annualized total shareholder returns of 13% over the past 17 years. Most importantly, John has built a strong culture of performance and a team of talented employees that provide industry leading logistics expertise to our customers and carriers.”

“Our success at Robinson has always been driven by our people, processes, and technology,” Wiehoff said. “The Board and I are confident Bob is the right person to lead our accelerating investments in each of these areas. During his almost two decades at Robinson, Bob has consistently demonstrated deep industry knowledge, strategic vision, and a passion for delivering results. He has been the driving force behind our digital transformation efforts, accelerating the pace of innovation and technology deployment across our platform. He is an established leader with the right experiences and skills for the next chapter of Robinson.”

Biesterfeld, 43, has been with C.H. Robinson for 20 years. Prior to becoming COO in March 2018, he was President, North America Surface Transportation. Biesterfeld also served as Vice President, Truckload and Vice President, Robinson Fresh. He started his career in Robinson Fresh in 1999. Biesterfeld received his undergraduate degree from Winona State University. Demonstrating his commitment to community and the industry, Biesterfeld serves on the Board of Winona State University Foundation and the board of the Transportation Intermediaries Association.

“I am honored to have the opportunity to lead and to serve our more than 15,000 employees across the globe,” said Biesterfeld. “C.H. Robinson has always led the industry through our talented people and high performing culture, and we will continue to combine that with a focus on driving innovation and digital transformation. We are accelerating our investments in emerging technology to further transform how we create value within our global ecosystem of over 124,000 customers and 76,000 active contract carriers. I am highly confident we will leverage our experience and scale to provide an unmatched information advantage for our customers, carriers and employees, and continue to deliver strong returns to our shareholders.”

About C.H. Robinson

At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 124,000 customers and 76,000 active contract carriers through our integrated network of offices and over 15,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

Source: C.H. Robinson

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